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                           THIRD AMENDED AND RESTATED
                        THERMADYNE HOLDINGS CORPORATION
                       1994 EMPLOYEE STOCK PURCHASE PLAN


1.       Purpose

         The purpose of the Thermadyne Holdings Corporation 1994 Employee Stock Purchase Plan (the "Plan") is to encourage and assist employees of Thermadyne Holdings Corporation and the Subsidiaries to acquire an equity interest in Thermadyne Holdings Corporation by the purchase of the Common Stock through payroll deductions. It is the intention of the Corporation that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code.
The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code and the regulations promulgated thereunder.

2.       Definitions

         Whenever used in the Plan:

                  A. "Account" means a bookkeeping entry maintained by or on behalf of the Corporation showing the aggregate payroll deductions pursuant to the Plan with respect to an Eligible Employee.

                  B. "Adjusted Compensation" means Compensation, minus required withholding for taxes and other employee benefits deducted by the Corporation (or any Subsidiary) from Compensation of an Eligible Employee.

                  C. "Alternative Purchase Price" means eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date of purchase.

                  D. "Board" means the Board of Directors of the Corporation.

                  E. "Business Day" means a day on which Common Stock is publicly traded, or, if the Common Stock ceases to be publicly traded, a day on which the Corporation is open for business

                  F. "Code" means the Internal Revenue Code of 1986, as amended.

                  G. "Committee" means the committee appointed by the Board to administer the Plan pursuant to paragraph 10 hereof.

                  H. "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.


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                  I. "Compensation" means regular straight time earnings or
         draw, but excludes compensation for overtime, commissions, bonuses, amounts paid as reimbursement of expenses and other additional compensation.

                  J. "Corporation" means Thermadyne Holdings Corporation.

                  K. "Eligible Employee" means an employee (within the meaning of Treasury Regulation Section 1.421.7(h)) of the Corporation or any of the Subsidiaries on the Option Grant Date (1) who would not, immediately after an Option is granted, own stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or of a Parent or any Subsidiary of the Corporation (a "Five Percent Shareholder"); (2) whose customary employment is not 20 hours or less per week; and (3) whose customary employment is for more than five months in any calendar year.

                  L. "Fair Market Value" means:

                  (a) if the security is listed on a national securities exchange or the Nasdaq National Market, the closing price, regular way, of the security on such exchange or the Nasdaq National Market, as the case may be, or if no such reported sale of the security shall have occurred on such date, on the latest preceding date on which there was such a reported sale, or

                  (b) if the security is listed on The Nasdaq SmallCap Market, the average of the closing bid and asked prices on The Nasdaq SmallCap Market or, if no such prices shall have been so reported for such date, on the latest preceding date for which such prices were so reported, or

                  (c) if the security is not listed for trading on a national securities exchange, The Nasdaq National Market, or The Nasdaq SmallCap Market, the fair market value of the security as determined in good faith by the Board.

                  M. "Five Percent Shareholder" has the meaning set forth in the definition of "Eligible Employee."

                  N. "Option" means an option to purchase Common Stock granted to an Eligible Employee under the Plan.

                  O. "Option Grant Date" means January 1, 1998.

                  P. "Parent" of the Corporation means any corporation, other than the Corporation, in an unbroken chain of corporations ending with the Corporation if, at the time of the granting of the Option, each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.


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                  Q. "Plan" means the Thermadyne Holdings Corporation Third
         Amended and Restated 1994 Employee Stock Purchase Plan, as set forth in this instrument and as amended from time to time.

                  R. "Purchase date" means the last Business Day of the Payroll Deduction Period, or, if earlier, the date the Plan is terminated at the discretion of the Board.

                  S. "Payroll Deduction Period" means the period beginning on January 1, 1998 and ending on December 31, 1998.

                  T. "Purchase Price" means eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Option Grant Date.

                  U. "Subsidiary" means any corporation other than the Corporation in an unbroken chain of corporations beginning with the Corporation if, at the time of the granting of an Option to purchase shares of Common Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.       Common Stock Subject to the Plan

         Subject to the provisions of paragraph 11 (relating to adjustment upon changes in the Common Stock), the number of shares of Common Stock which may be sold upon exercise of the Options granted under the Plan shall not exceed in the aggregate 1,000,000 shares. The shares of Common Stock delivered by the Corporation pursuant to the Plan may be treasury shares, newly issued shares or both.

4.       Participation

                  A. An Eligible Employee of the Corporation or a Subsidiary may participate in the Plan by completing an enrollment agreement ("Enrollment Agreement") and any other necessary documents supplied by the Corporation authorizing payroll deductions to cover the aggregate purchase price of those shares of Common Stock which he intends to purchase pursuant to the terms of the Plan and filing such Enrollment Agreement with the designated officer of the Corporation prior to the start of the Payroll Deduction Period. Such election and authorization shall continue in effect for the entire Payroll Deduction Period; provided, however, that an Eligible Employee shall have the option to increase or decrease his payroll deduction once during the Payroll Deduction Period by filing a new Enrollment Agreement (the "Amended Enrollment Agreement"). The Amended Enrollment Agreement shall become effective on the beginning of the first calendar quarter following the date of filing the Amended Enrollment Agreement with the designated officer of the Corporation.


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                  B. An Eligible Employee's Option will lapse when the Eligible
         Employee ceases to be an employee of the Corporation or any Subsidiary, and the Corporation shall refund in cash, without interest, all amounts credited to the Account of such former Employee. Notwithstanding the foregoing, if an Eligible Employee's employment is terminated by reason of retirement, death or disability not more than ninety days prior to the Purchase Date, such Eligible Employee (or, in the event of the Eligible Employee's death, the legal representative or beneficiary of such Eligible Employee) shall have the right, on or before the Purchase Date, to elect that the Option be exercised as of the Purchase Date or that any amount remaining in the Account of the Eligible Employee be refunded to the estate or beneficiary, without interest.

                  C. Each Eligible Employee who does not wish to accept an Option to purchase shares of Common Stock granted under this Plan shall so signify on the Enrollment Agreement. Such election not to participate in the Plan for the Payroll Deduction Period shall be irrevocable for the Payroll Deduction Period. The failure of an Eligible Employee to file an Enrollment Agreement with the designated corporate officer prior to the start of the Payroll Deduction Period shall constitute an irrevocable election not to participate in the Plan.

                  D. Subject to the provisions of the Plan, effective on the Option Grant Date each Eligible Employee who is employed by the Corporation or a Subsidiary on the Option Grant Date shall be granted an option to purchase that number of whole shares of Common Stock equal to the quotient of (i) the lesser of the Eligible Employee's annual Adjusted Compensation in effect on the Option Grant Date or $25,000 (ii) divided by the Fair Market Value of the Common Stock on the Option Grant Date. In the event such an Option would involve the purchase of a fractional share, the number of shares which may be purchased shall be decreased to the next whole number.

                  E. No Eligible Employee may be granted an Option to purchase shares of Common Stock which would permit his total rights to purchase shares of stock under all employee stock purchase plans of the Corporation and its Parent and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined as of the date of grant of such Option) for each calendar year during which any such Option granted to such individual is outstanding at any time. No person may be granted an Option under the Plan other than an Eligible Employee. No Options may be granted under the Plan to any Five Percent Shareholder.

                  F. In the case of any Eligible Employee receiving payment of Compensation in a currency other than United States dollars, (i) for purposes of determining the number of shares of Common Stock subject to an Option under paragraph 4(D), such Eligible Employee's Adjusted Compensation shall be converted into United States dollars based upon the foreign exchange rate at the close of busi-


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         ness on the Option Grant Date (as published in The Wall Street
         Journal), and (ii) for purposes of determining the extent to which such Eligible Employee exercises his Option on the Purchase Date pursuant to paragraph 7, the currency accumulated in such Eligible Employee's Account shall be converted into United States dollars at the foreign exchange rate at the close of business on the Purchase Date (as published in The Wall Street Journal).

6.       Payroll Deductions

                  A. The Purchase Price for those shares of Common stock subject to an Eligible Employee's Option shall be deducted in substantially equal installments from his Compensation during the Payroll Deduction Period in accordance with the Enrollment Agreement or the Amended Enrollment Agreement, as the case may be. Such payroll deductions shall commence with the first applicable payroll period beginning in such Payroll Deduction Period, and shall continue until the Purchase Date. Payroll deductions must be made in whole dollars.

                  B. All payroll deductions made pursuant to this paragraph 5 shall be credited to an Eligible Employee's Account under the Plan. An Eligible Employee may not make additional payments into such Account. The Corporation shall have no obligation to segregate funds with respect to each Eligible Employee's Account.

                  C. No interest shall accrue on the Eligible Employee's
         Account.

                  D. Payroll deductions for Common Stock pursuant to an Enrollment Agreement or an Amended Enrollment Agreement will be suspended during any period of layoff, strike, or authorized leave of absence without pay, and in such case, the Eligible Employee will not be allowed to make up any such deficiency. Payroll deductions will resume if the Eligible Employee returns to full time status.

6.       Right to withdraw

                  A. An Eligible Employee who has accepted an Option may, at any time prior to his last regular payroll deduction thereunder, direct the Corporation to make no further deductions from his Compensation with respect to such Option, or may cancel the entire Option. Upon either of such actions, all payroll deductions with respect to such Option shall cease. If the Eligible Employee has directed that payroll deductions be discontinued, any sums theretofore deducted shall be retained by the Corporation until the end of the Payroll Deduction Period, at which time there shall be issued to the Eligible Employee the number of whole shares of Common Stock which can be purchased with the sum deducted and any remaining balance of the sum shall be paid to him in cash, without interest. If the Eligible Employee has canceled his Option, the Corporation shall refund in cash, without interest, all amounts credited to the Account of such Eligible Employee.




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                  B. Notification of an Eligible Employee's election to
         terminate deductions or to cancel an Option shall be made by the filing of an appropriate notice to such effect with the corporate officer designated by the Committee.

7.       Exercise of Option and Purchase of Shares

                  A. The Option of each Eligible Employee which remains outstanding on the Purchase Date shall be deemed to be exercised on the Purchase Date and become on such date an irrevocable obligation to purchase Common Stock to the extent provided in the Plan. The number of shares of Common Stock subject to an Option of an Eligible Employee which shall be purchased on the Purchase Date pursuant to the exercise of the Option shall be the lesser of (i) the quotient of (a) the amount accumulated in the Eligible Employee's Account by payroll deductions during the Payroll Deduction Period divided by (b) the lesser of (I) the Purchase Price or (II) the Alternative Purchase Price, or (ii) the number of shares of Common Stock subject to the Option as set forth in paragraph 4(D). The number of shares of Common Stock so determined shall be rounded down to a whole number of shares. As soon as practicable thereafter, certificates for the number of whole shares of Common Stock, determined as aforesaid, purchased by each Eligible Employee shall be issued to him. Any balance remaining in the Account of an Eligible Employee shall be refunded to him, without interest.

                  B. In the event that Eligible Employees would be entitled on the Purchase Date to exercise Options which exceed the number of shares of Common Stock that may be sold under the Plan upon the exercise of the Options pursuant to paragraph 3, then the Committee shall apportion the aggregate shares of Common Stock among each Eligible Employee by multiplying (i) the total number of shares available for issuance upon the exercise of Options under paragraph 3 times (ii) the ratio of (a) the number of shares of Common Stock which a particular Eligible Employee would be entitled to purchase on the exercise of his or her Option on the Purchase Date (determined without regard to the limitation in paragraph 3) to (b) the total number of shares of Common Stock which all Eligible Employees would be entitled to purchase on the Purchase Date (determined without regard to the limitation in paragraph 3).

8.       Rights as a Shareholder

         An Eligible Employee who has accepted an Option to purchase shares of Common Stock under the Plan shall not be entitled to any of the rights or privileges of a shareholder of the Corporation, including the right to receive any dividends which may be declared by the Corporation, until such time as he has actually paid the purchase price for such shares and certificates have been issued to him in accordance with paragraph 7 hereof.





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9.       Rights Not Transferable

         An Eligible Employee's Option is exercisable, during his lifetime, only by him and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer such rights shall be void and shall automatically cause the Option held by the Eligible Employee to be terminated. In such event, the Corporation shall refund in cash, without interest, all amounts credited to the Account of such Eligible Employee under the Plan.

10.      Administration of the Plan

         The Plan shall be administered by a committee appointed by (and subject to removal by) the Board and consisting of at least three Directors and such other persons as are designated by the Board (the "Committee"). The Committee is authorized to make such uniform rules as may be necessary to carry out the Plan's provisions. The Committee shall determine any questions arising in the administration, interpretation and application of the Plan, and all such determinations shall be conclusive and binding on all parties. The day-to-day administration of the Plan may be delegated by the Committee to a subcommittee of the Committee or such corporate officers as the Committee shall designate.

11.      Adjustment Upon Changes in Capitalization

         In the event of any change in the Common Stock of the Corporation by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under the Plan and the number and class of shares under Option but not yet issued under the Plan shall be adjusted appropriately; provided, however, that no adjustment shall be made which would result in a modification of the Options granted hereunder and thereby disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

12.      Registration of Certificates

         Stock certificates shall be registered in the name of the Eligible Employee.

13.      Amendment of Plan

         The Board may at any time amend the Plan in any respect except that, without the approval of the shareholders of the Corporation by such vote as would then be required for adoption of an "employee stock purchase plan" within the meaning of Section 423 of the Code, no amendment shall be made (i) increasing the number of shares to be reserved under the Plan (other than as provided in paragraph 11 hereof), (ii) withdrawing the administration of the Plan from the Committee, (iii) changing the definition of Eligible Employees, or (iv) which would cause the Plan to fail to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The modification or


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amendment of this Plan, without the consent of an Eligible Employee, shall not affect his rights under any uncompleted subscription agreement.

14.      Termination of the Plan

         The Plan and all rights of Eligible Employees in any offering hereunder shall terminate at the earlier of (i) the conclusion of the Payroll Deduction Period without the Plan's having been extended or renewed by action of the Board, or (ii) at any time, at the discretion of the Board. Upon termination of the Plan at the discretion of the Board, shares of Common Stock shall be issued to Eligible Employees, (and cash, if any, remaining in the Accounts of the Eligible Employees, shall be refunded to them,) in accordance with Section 7A.

15.      Compliance with Law and Other Conditions

         All Options and subscription agreements under this Plan itself, shall be governed by Section 423 of the Code and the regulations thereunder and all applicable laws of the United States and, to the extent not superseded thereby, laws of the State of Missouri. No shares shall be issued, sold or delivered pursuant to the exercise of any Option granted under the Plan prior to (i) any registration or other qualification of such shares under any state or federal law or regulation which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable, and (ii) the admission of such shares to listing on any stock exchange or national market system on which the stock may then be listed free of any conditions not acceptable to the Committee.

16.      Miscellaneous

         The Plan shall not be deemed to constitute a contract of employment between the Corporation and any Eligible Employee, nor shall it interfere with the right of the Corporation or any Subsidiary to terminate any Eligible Employee and treat him without regard to the effect which such treatment might have upon him under the Plan.


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